PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE            Contact: Mark F. Bradley
---------------------                     President and Chief Executive Officer
November 10, 2005                         (740) 373-3155


                              PEOPLES BANCORP INC.
                        DECLARES FOURTH QUARTER DIVIDEND
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         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc.
(NASDAQ: PEBO) today declared a cash dividend of $0.20 per share, representing an 11.1% increase over the $0.18 per share dividend paid in the fourth quarter of 2004.
         "We are pleased to announce our 40th consecutive year of dividend growth," said Mark F. Bradley, President and Chief Executive Officer. "We believe dividend increases are an effective method of enhancing shareholder return." With the fourth quarter dividend, Peoples Bancorp has increased its dividend 8.3% in 2005, compared to the $0.72 per share paid in 2004.
         The fourth quarter dividend payout of approximately $2.1 million, based on 10.5 million shares outstanding at November 10, 2005, is payable on January 3, 2006, to shareholders of record at December 15, 2005.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 49 locations and 34 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.


                                 END OF RELEASE